Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

4th Quarter 2017



Gerald Bachmeier
CEO

As the year comes to a close I am happy to report that RTE had another successful year. Our employee retention program is working well with 33% of our staff with over 5 years of employment with RTE and that percentage will increase to 72% over the next few years. It is this hard work and dedication that has produced the favorable financial results over the past years.

I would like to take this time to inform you that RTE anticipates a taxable income for the 2017 year of $0.23 per share. Please keep in mind this figure is only an estimate and actual results could vary.

2017 was a year of opportunity. We are now utilizing our new rail yard to ship 110 car unit trains of ethanol which allows us to realize a cost savings on shipping. We have also implemented some process changes that have increased our efficiency and production levels. Lastly, we have been moving forward on our Carbon Capture and Storage program. All of these and many more updates will be presented at the annual meeting.

Our annual meeting is scheduled for March 22, 2018 at the Ramada Inn in Bismarck, ND. A noon lunch is planned with the annual meeting to commence immediately after. This year we have two Governor seats up for reelection. Mike Appert and Bill Price are the incumbents and have agreed to run for reelection. If anyone would like to run for the Board of Governors, or would like to nominate an individual, nominations are due by the close of business on January 5, 2018. Please mail nominations to our office at: Red Trail Energy LLC, PO Box 11, Richardton, ND 58652.

We hope to see you at the annual meeting. On behalf of myself and all the staff at RTE we would like to thank you for your continued support and wish you all a very safe and happy holiday season. Feel free to stop by or call anytime.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3880 • Fax: 701-974-3309



I know the 2017 crop year was one that most of us would like to forget. Lack of rain and prolonged extreme heat provided quite a challenge to crop and livestock producers in our area. The poor growing conditions have been reflected in the corn quality and yield of the crop we are currently taking in.

After last year's record yield and excellent quality we are seeing test weights and yields below average in this year's crop. Even with the below average yields, we did still have a busy harvest season at Red Trail.

The year's drought also caused a great shortage of hay in our area, which has led to a significantly higher demand for all of our feed products: dried distiller's grains, modified distiller's grains, and condensed distiller's solubles (syrup). Even with the strong demand we still do have tons available for purchase. To purchase dried distiller's grains contact RPMG at 877-776-4334. The modified distiller's grains and syrup are sold in-house, please contact myself or Ryan at 701-974-3880 for information regarding those products.

I encourage all of our customers to call our Grains Department to discuss corn marketing opportunities and livestock feed products. We would like to thank all of our customers and investors for their support and wish all of them a Merry Christmas and Happy New Year.

Red Trail Energy's Annual Meeting

Thursday, March 22, 2018
Ramada Inn, Bismarck

Registration: 11:00 a.m. CST
Lunch: 12:00 p.m. CST
Annual Meeting: 1:00 p.m. CST

Please RSVP for the meal by contacting Stacy Wagner at Red Trail Energy either by phone: 701-974-3308 ext. 1103 or email: stacy@redtrailenergy.com



RTE Employees raised over $1,000 for the Angel Tree to help local children celebrate Christmas.

Questions or Comments?

Email us at: **info@redtrailenergy.com**

Or call: **701-974-3308**

FINANCIALS

Financial Report



Jodi Johnson
CFO

RTE has just completed the 10-K for our 2017 fiscal year. As you can see below our 2017 fiscal year was more profitable than our 2016 fiscal year. Revenues increased during our 2017 fiscal year due to an increase in sales of ethanol and corn oil combined with an increase in prices for those products as well.

The increase in sales lead to an increase in corn consumption for our 2017 fiscal year. That increase, combined with an increase in input costs lead to the increase in cost of goods sold and resulted in a slight decrease in gross profit for the 2017 fiscal year compared to the 2016 fiscal year. An increase in other income due to an insurance settlement for hail damage at the plant combined with a decrease in interest expense for the year is what caused the overall increase in net income for our 2017 fiscal year.

Looking forward to the end of our 2017 calendar year, as Gerald mentioned in his report RTE anticipates a taxable income of $0.23 per share. To calculate your estimated taxable income as an investor you would need to multiply the number of units your own times $0.23. Please keep in mind this figure is only an estimate and actual results could vary.

Additional information about the Company's 2017 fiscal year performance can be accessed via a link to the SEC's website under the Investors tab on Red Trail Energy's website.

Statements of Operations	For the year ended September 30, 2017 (audited)	%	For year ended September 30, 2016 (audited)	%
Revenues	$109,609,359	100.00%	$105,159,602	100.00%
Gross Profit	$7,547,426	6.89%	$7,744,737	7.36%
Net Income	$8,364,850	7.63%	$5,903,761	5.61%
Net Income/Per unit— Basic	$0.20		$0.15	
Average Units Outstanding—Basic	41,454,860		40,148,160	

Balance Sheets	September 30, 2017 (audited)	September 30, 2016 (audited)
Total Assets	$80,702,120	$75,591,411
Total Liabilities	$7,023,359	$7,938,227
Members Equity	$73,678,761	$67,653,184
Book Value per Unit	$1.78	$1.69
Debt to equity ratio	0.10	0.12

Have you moved?

Please email or call us with any address/phone number changes.

Are you a snowbird? Please give us your temporary address as well.

Contact Stacy at (701) 974-3308 ext. 103 or send her an email at stacy@redtrailenergy.com.

Red Trail Energy LLC
PO Box 11
3682 HWY 8 South
Richardton, ND 58652

PRESORTED
STANDARD
US POSTAGE PAID
BISMARCK, ND
PERMIT #419

